Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

The handling business relating to the shares of the Company and the procedures for exercise of shareholders’ right shall be governed by the provision set forth by Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) and the account management institutions including securities company, etc. (hereinafter referred to as “Securities Company, etc.”), with which shareholders have their transfer accounts, and by the provision of Article 11 (Share Handling Regulations) of the Articles of Incorporation.

Article 2. (Share Registrar)

The share registrar of the Company and its handling place of business shall be as follows:

(1)	Share registrar

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2)	Its handling place of business

Securities Agency Department,

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

CHAPTER II

RECORDS TO THE REGISTER OF SHAREHOLDERS

Article 3. (Records to the Register of Shareholders)

1. Any change of records in the register of shareholders shall be made by notices such as the notice of general shareholders from JASDEC (other than the notice (hereinafter referred to as the “Individual Shareholders Notice”) as stipulated in Article 154, Paragraph 3 of the Law Concerning Book-Entry Transfer of Corporate Bonds, Stocks, etc. (hereinafter referred to as the “Transfer Law”)).

2. Other than the case as set forth above, in issuance of new shares or in other cases as required by the relevant laws or ordinances, changes in the register of shareholders shall be made without notices from JASDEC.

3. Records in the register of shareholders shall be made with the characters and symbols designated by JASDEC.

Article 4. (Notification relating to the Register of Shareholders)

A shareholder shall register its name and address through Securities Company, etc. and JASDEC in accordance with the procedures provided by JASDEC. The same shall apply to any change thereof.

Article 5. (Representatives of Corporate Shareholders)

If a shareholder is a corporation, one (1) representative of such corporation shall be notified through Securities Company, etc. or JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change thereof.

Article 6. (Representatives of Joint Owned Shares)

Shareholders who jointly own shares shall appoint one (1) representative, and submit a notification thereof through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change thereof.

Article 7. (Legal Representative)

A legal representative such as a person having parental authority or a guardian of a shareholder shall notify its name and address through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change or removal thereof.

Article 8. (Notification of Address by Foreign Resident Shareholders, etc.)

A shareholder residing in a foreign country or its legal representative shall appoint its standing proxy in Japan, or designate a mailing address in Japan to receive notices. The name and address of the standing proxy or the mailing address to receive notices shall be notified through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change or removal thereof.

Article 9. (Confirmation of Notification Made by way of JASDEC)

A notification by shareholders, which is submitted through Securities Company, etc. and JASDEC, shall be deemed as a notification from the shareholder.

Article 10. (Registered Pledgees for Shares)

The provisions of this Chapter shall apply mutatis mutandis to the registered pledgees for shares.

CHAPTER III

IDENTIFICATION OF SHAREHOLDERS

Article 11. (Identification of Shareholders)

1. If a shareholder (including a shareholder to whom the Individual Shareholders Notice is given) claims or exercises other shareholder rights (hereinafter collectively referred to as the “Claims, etc.”), such shareholder shall attach or provide an evidence to support that the shareholder is the very person who made such Claims, etc. (hereinafter referred to as the “Evidencing Materials, etc.”), unless otherwise verified by the Company that the Claims, etc. were made by the said shareholder.

2. The Claims, etc. made by any shareholder to the Company through the Securities Company, etc. and JASDEC shall be deemed as the Claims, etc. made by such shareholder, and submission of the Evidencing Materials, etc is not required.

3. The Claims, etc. by a proxy shall be made pursuant to the provisions of the preceding two paragraphs with a letter of proxy attached thereto, bearing a signature or the name and seal of the shareholder. In such a letter of proxy, the name and address of a delegate shall be indicated.

4. Provisions of the preceding paragraphs 1 and 2 shall apply mutatis mutandis to the proxy.

CHAPTER IV

PROCEDURES FOR EXERCISING SHAREHOLDER’S RIGHTS, ETC.

Article 12. (Minority Shareholders’ Right, etc.)

When a shareholder exercises his/her minority shareholders’ rights etc., defined in Article 147, Paragraph 4 of the Transfer Law, except as otherwise set forth herein, directly towards the Company, that shareholder shall make his request for such exercise by submitting a document bearing the signature or the name and seal along with making a request for an Individual Shareholder’s Notice.

Article 13. (Description of Shareholder Proposals in Reference Materials for General Meeting of Shareholders)

In the event a shareholder submits a proposal in the general meeting of shareholders, the length of the proposal shall be as follows, as determined by the Company in accordance with Article 93, Paragraph 1 of the Regulations for Enforcement of the Companies Act.

(1)	Reasons for proposal

Four hundred (400) characters in length for each proposal

(2)	Matters to be included in reference materials for general meeting of shareholders concerning the proposal for election of officers

Four hundred (400) characters in length for each candidate

Article 14. (Methods of Filing Requests)

When any shareholder exercises rights by an electronic method pursuant to laws or ordinances, such shareholder shall do so on the website of the Company

(http://www.nomuraholdings.com/jp/investor/shareholders/sstep.html).

CHAPTER V

PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 15. (Method of Requesting Purchase of Less-than-a-Full-Unit)

In case that purchase of less-than-a-full-unit shares is requested, such request shall be made through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC.

Article 16. (Determination of Purchase Price)

1. The purchase price per share for a purchase request in accordance with the preceding Article 15 shall be the closing price per share at the Tokyo Stock Exchange, Inc. (“TSE”) on the day on which the purchase request is received at the Share Registrar’s handling place of business; provided, however, that if no sales of the share take place on the said day, or the said day fall on a holiday of the said stock exchange, the purchase price per share shall be the price per share settled at the first sale thereafter.

2. The purchase price shall be the amount obtained by multiplying the purchase price per share referred to in the preceding paragraph by the number of shares requested for purchase.

Article 17. (Payment of Purchase Price)

1. The Company shall pay the amount of the purchase price (hereinafter referred to as the “Purchase Price”) calculated pursuant to the preceding Article 16 after deduction of the handling fees set forth in Article 26, unless otherwise set forth thereby, the purchase price on the fourth business day from the following day on which the purchase price per share is determined in accordance with the procedure as provided by JASDAC; provided, however, that if the purchase price contains the right to dividend from surplus or stock split, etc., the Company shall pay the Purchase Price no later than the record date thereof.

2. A person requesting share purchase may request payment of the Purchase Price to be transferred to the bank deposit account designated by such person or in cash through Japan Post Bank Co., Ltd.

Article 18. (Transfer of Purchased Shares)

The less-than-a-full-unit shares requested for purchase shall be transferred to the transfer account of the Company on the date of payment or completion of the procedures for payment of the Purchase Price in accordance with the preceding Article 17.

CHAPTER VI

ADDITIONAL PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 19. (Method of Requesting for Additional Purchase of Less-than-a-full-unit Shares)

In case that a shareholder who holds less-than-a-full-unit shares requests the Company to sell him / her shares in such number that will constitute one (1) unit when added to such less-than-a-unit shares (hereinafter referred to as the “Request for Additional Purchase”), such request shall be made through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC.

Article 20. (Request for Additional Purchase in Excess of Available Treasury Shares)

If the aggregated number of shares requested in the Request for Additional Purchase on a same day exceeds the number of treasury shares available for transfer by the Company, none of the Request for Additional Purchase on the said day shall come into effect.

Article 21. (Effective Date of Request for Additional Purchase)

A Request for Additional Purchase shall come into effect on the day when the said Request for Additional Purchase is received at the Share Registrar’s handling place of business.

Article 22. (Determination of Purchase Price)

1. The additional purchase price per share of less-than-a-full-unit share shall be the closing price on the TSE on the effective date of the Request for Additional Purchase; provided, however, that if no sales of the share take place on the said day, or the said day fall on a holiday of the said stock exchange, the purchase price per share shall be the price per share settled at the first sale thereafter.

2. The additional purchase price shall be the amount obtained by multiplying the additional purchase price per share referred to in the preceding paragraph by the number of shares requested for purchase.

Article 23. (Transfer of Additionally Purchased Shares)

Application for transfer of treasury shares to the shareholder’s transfer account in a number equal to the number of shares subject to a Request for Additional Purchase shall be made on the day on which it has been confirmed that the sum calculated by adding the handling fees set forth in Article 26 to the additional purchase price has been remitted to the bank deposit account designated by the Company through Securities Company, etc. in accordance with the procedures as provided by JASDEC.

Article 24. (Period of Suspension for Additional Purchase Request)

1. The Company shall suspend the acceptance of Request for Additional Purchase every year from the period starting from the tenth business day prior to and ending on the respective dates listed below:

(1)	March 31;

(2)	September 30; and

(3)	Any other dates as provided by JASDEC, such as the record date of shareholders, etc.

2. Notwithstanding the preceding paragraph, the Company may, when it deems necessary, set additional periods for suspension of the acceptance of Request for Additional Purchase.

CHAPTER VII

SPECIAL TREATMENT OF SPECIAL ACCOUNT

Article 25. (Special Treatment of Special Account)

Identification of a shareholder who opened a special account and other treatments related to the special account shall be in accordance with the procedures as provided by JASDEC as well as by the account management institution of the said special account.

CHAPTER VIII

HANDLING FEES

Article 26. (Handling Fees)

Handling fees with respect to a purchase of less-than-one-unit shares pursuant to Article 15 and a Request for Additional Purchase of less-than-one-unit shares pursuant to Article 19 shall as follows:

An amount obtained in accordance with the following formula as equivalent to the brokerage commission for 100 shares, prorated according to the number of shares so purchased or additionally purchased, for each case of purchase.

(Formula)

The handling fee shall be measured through the way where at first, the purchase price per share determined under Article 16 or the additional purchase price per share determined under Article 22 shall be multiplied by 100 shares (the “assumed total amount”) and then calculated by using the following ratios to the assumed total amount.

The first 1,000,000 yen	1.150%
More than 1,000,000 yen to 5,000,000 yen (inclusive)	0.900%
More than 5,000,000 yen to 10,000,000 yen (inclusive)	0.700%
More than 10,000,000 yen to 30,000,000 yen (inclusive)	0.575%
More than 30,000,000 yen to 50,000,000 yen (inclusive)	0.375%
(If there is any fraction of 1 yen, it shall be disregarded.)

Provided, however, that if the amount so obtained per 100 shares falls under 2,500 yen, it shall be 2,500 yen.

2. Notwithstanding the preceding paragraph, the Executive Officers designated by the resolution of the Board of Directors are authorized to determine the period the Company does not charge handling fees for a purchase of less-than-a-full-unit shares or an additional purchase of shares up to a whole unit.

Dates of Amendments

January 15, 2002	June 17, 2002	April 1, 2003
June 26, 2003	June 25, 2004	October 1, 2004
January 4, 2005	October 1, 2005	May 1, 2006
June 28, 2006	June 27, 2007	September 25, 2008
November 26, 2008	May 15, 2009	January 6, 2010
June 24, 2015